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                          [THE PETERSEN COMPANY LOGO]

                            6420 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90048
                                 (213) 782-2000

                                                               DECEMBER 16, 1998

Dear Stockholder:

     On behalf of the Board of Directors of The Petersen Companies, Inc. (the "Company"), I am pleased to inform you that the Company entered into an Agreement and Plan of Merger, dated as of December 15, 1998 (the "Merger Agreement"), with EMAP plc ("Parent") and EMAP Acquisition Corp., its wholly owned subsidiary ("Purchaser"), pursuant to which Purchaser has today commenced a cash tender offer (the "Offer") to purchase all outstanding shares of Class A Common Stock of the Company (the "Class A Shares") and all outstanding shares of Class B Common Stock of the Company (the "Class B Shares" and, together with the Class A Shares, the "Shares") at a price of $34.00 per share, net to the seller in cash, without interest. The Offer is conditioned upon, among other things, the tender of at least a majority of both the outstanding Class A Shares and the Shares.

     Following the successful completion of the Offer, upon the terms and subject to the conditions contained in the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger, each remaining issued and outstanding Share will be converted into the right to receive $34.00 in cash, subject to dissenter's rights.

     YOUR BOARD OF DIRECTORS HAS: (1) UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE STOCKHOLDERS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY; (2) UNANIMOUSLY RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT;
(3) UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER IS FAIR TO THE STOCKHOLDERS OF THE COMPANY; (4) UNANIMOUSLY DETERMINED THAT THE CONSIDERATION TO BE PAID FOR EACH SHARE IN THE OFFER AND THE MERGER IS FAIR TO THE STOCKHOLDERS OF THE COMPANY AND THE OFFER AND THE MERGER ARE OTHERWISE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS; (5) UNANIMOUSLY DECLARED THAT THE MERGER AGREEMENT IS ADVISABLE; AND (6) UNANIMOUSLY CONSENTED TO THE OFFER.

     In arriving at its recommendation, the Board of Directors gave careful consideration to the factors described in the enclosed Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being filed today with the Securities and Exchange Commission, including among other things, the written opinions of Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated, the Company's financial advisors, that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by such holders of the Shares pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view and that certain stockholders of the Company (the "Selling Stockholders") entered into a Stockholders' Agreement (the "Stockholders Agreement") with Parent and Purchaser on December 15, 1998 pursuant to which each Selling Stockholder has agreed to tender into the Offer, and not to withdraw therefrom, all the
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Class A Shares and Class B Shares that such Selling Stockholder owned on
December 15, 1998 (comprising 18,406,656 Class A Shares and 7,886,290 Class B Shares for all the Selling Stockholders) as well as any Shares thereafter acquired by him, her or it.

     Additional information with respect to the Board's decision is contained in the enclosed Schedule 14D-9, and I urge you to consider this information carefully.

     In addition to the attached Schedule 14D-9, also enclosed is the Parent's Offer to Purchase dated December 16, 1998, together with related materials, including a Letter of Transmittal to be used for tendering your Shares in the Offer. These documents set forth the terms and conditions of the Offer and provide instructions on how to tender your Shares. I urge you to read and consider the enclosed materials carefully before making your decision with respect to tendering your Shares pursuant to the Offer.

                                          Very truly yours,

                                          /s/ James D. Dunning, Jr.
                                          James D. Dunning, Jr.
                                          Chairman of the Board and
                                          Chief Executive Officer